Exhibit 10(n)(12)
AMENDMENT NO. 11
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.  Effective as of July 1, 2006, a new Article XXXI is added to the end of the Plan to provide as follows:

ARTICLE XXXI
TRANSFER OF BENEFITS WITH RESPECT TO
ALLTEL HOLDING CORP. (WIRELINE) SPINOFF

31.01  Definitions

For purposes of this Article XXXI, the following definitions shall apply:

(a)	The "Transfer Agreement" shall mean the Employee Benefits Agreement between Alltel Corporation and Alltel Holding Corp. dated as of December 8, 2005.

(b)	The "Transfer Assets" shall mean the accounts (and assets held therein) of Transfer Individuals to be transferred to the Transfer Plan in accordance with the provisions of the Transfer Agreement.

(c)	A "Transfer Individual" shall mean the Spinco Employees and Spinco Individuals as defined in and designated as such in accordance with the Transfer Agreement as of June 30, 2006.

(d) The "Transfer Plan" shall mean the Windstream 401(k) Plan.

31.02  Transfer of Assets

The Company shall direct the Trustee to transfer the Transfer Assets to the trustee(s) for the Transfer Plan, in accordance with the provisions of the Transfer Agreement, to be held, administered, and disposed of by the trustee(s) of the Transfer Plan under the terms, conditions, and provisions of the Transfer Plan. The Transfer Plan shall provide that the Transfer Assets with respect to each Transfer Individual shall be 100% vested and shall be subject to any provision of the Plan that may not be eliminated under the Code (and regulations thereunder).

31.03  Cessation of Participation

Effective upon the transfer of Transfer Assets for a Transfer Individual as provided in Section 31.02, the Transfer Individual shall cease to be a Participant in the Plan, and thereafter neither the Transfer Individual nor any person claiming under or through the Transfer Individual shall have any benefits or rights under the Plan.

31.04  Plan Continuing

The Transfer Plan shall be deemed to be a continuation of the Plan with respect to the Transfer Individual, and the transfer of assets to the Transfer Plan shall not be deemed a termination or partial termination of the Plan with respect to the Transfer Individuals or otherwise.

31.05  Overriding Provisions

The provisions of this Article XXXI shall apply notwithstanding any other provisions of the Plan, except Section 3.07, and shall override any conflicting Plan provisions.

2.  Effective as of the date of the spin-off of Alltel Holding Corp. ("Spinco") from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation), a new Article XXXII is added to the end of the Plan to provide as follows:

ARTICLE XXXII
BENEFITS WITH RESPECT TO CERTAIN EMPLOYEES WHOSE
EMPLOYMENT TRANSFERS TO OR FROM WINDSTREAM

32.01  Definitions

For purposes of this Article XXXII, the following definitions shall apply:

(a)
A "Second Transfer Individual" shall mean a person who is designated as a Spinco Employee or Spinco Individual (as defined in and designated as such in accordance with the provisions of the Transfer Agreement as defined in Section 31.01(a)) on or after July 1, 2006 and prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation).

(b)
A "Transfer Individual" shall mean a person who (i) is an Employee and Participant immediately prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation) ("Windstream"), (ii) is not a Transfer Individual as defined in Section 31.01(c) or a Second Transfer Individual as defined in Section 32.01(a), and (iii) becomes employed with Windstream or a related entity at or after the merger and prior to January 1, 2007.

(c)
A "Retransfer Individual" shall mean a person who (i) is an Employee immediately prior to the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream), (ii) becomes employed with Windstream or a related entity at or after the merger and prior to December 31, 2006, and (iii) again is an Employee after the merger (to form Windstream) and prior to January 1, 2007.

32.02  Transfer of Benefits

Article XXXI shall apply to a Second Transfer Individual except that the Company shall direct the Trustee to transfer the Transfer Assets with respect to the Second Transfer Individual to the trustee(s) for the Transfer Plan as soon as reasonably practicable after the spin-off of Alltel Holding Corp. and merger of Alltel Holding Corp. into Valor Communications Group, Inc. (with the merged company to be known as Windstream).

32.03  Outstanding Loans

Any outstanding loan of a Transfer Individual under the Plan shall be repaid by payroll withholding (if he again becomes an Employee), check or electronic funds transfer and otherwise continue to be administered in accordance with its terms and the applicable provisions of the Plan in effect at the time the loan was granted.

32.04  Retransfer Individual Service

The Retransfer Individual's period or periods of employment with Windstream or a related entity during 2006 shall be used in determining a Retransfer Individual's eligibility to participate if such period or periods of employment would have been taken into account under the Plan had such period or periods of employment been service with a member of the Controlled Group.

3.  Effective as of the date of the spin-off of Spinco from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation), a new paragraph is added to the end of Section 11.01 of the Plan to provide as follows:

The Trust Fund also shall include an Investment Fund known as the Windstream Stock Fund, which shall be invested primarily in common stock of Windstream Corporation, a Delaware Corporation, as the common stock is from time to time constituted. No monies may be contributed to or transferred to the Windstream Stock Fund other than the shares of Windstream Corporation received by the Plan in connection with the spin-off of Alltel Holding Corp. ("Spinco") from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation).

4.  Effective as of the date of the spin-off of Spinco from the Company and merger of Spinco into Valor Communications Group, Inc. (with the merged company to be known as Windstream Corporation), a new Section 15.01(d) is added to the Plan to provide as follows:

(d)
The Participant or Beneficiary (including an alternate payee) may elect to have a distribution under this Section 15.01 distributed in shares of "Windstream Stock", as defined in the Trust Agreement, to the extent that the Separate Account from which distribution is being made was invested in the "Windstream Stock Fund", as defined in the Trust Agreement, on the Valuation Date applicable in determining the amount of the distribution. The number of shares of Windstream Stock to be distributed shall be determined based on the Valuation Date that was used to determine the amount that would have been distributed in cash and by using the value per share of Windstream Stock used for valuing the Windstream Stock Fund for such Valuation Date, with any fractional share converted to cash and payment of the value of the fractional share made in cash.

5.  Effective as of January 1, 2006, Section 1.37 of the Plan is amended to provide as follows:

1.37     Total and Permanent Disability

Permanent incapacity resulting in a Participant qualifying for benefits under the Employer's long-term disability plan.

6.  Effective for reemployments on or after July 1, 2006, Section 14.04 of the Plan is amended to provide as follows:

14.04  Reemployment

If a Participant whose Settlement Date has occurred is reemployed by an Employer or any other member of the Controlled Group, he shall lose his right to any distribution or further distributions from the Trust Fund arising from his prior Settlement Date and his interest in the Trust Fund with respect to such amounts shall thereafter be treated in the same manner as that of any other Participant whose Settlement Date has not occurred, and such prior election, if any, of a form of payment hereunder shall be ineffective.

7.  Effective as if originally included as part of paragraph 14 of Amendment No. 9, for distributions made on or after March 28, 2005, the first paragraph of Section 15.02 is amended to provide as follows:

Any distribution to the Participant that commences prior to his attainment of the age of 65 years shall require the written consent of the Participant within 90 days of the date of any such distribution if the value of the Participant's Separate Account at the time of such distribution exceeds $1,000. For purposes of the immediately preceding sentence, rollover contributions made to a Participant's Separate Account pursuant to Section 12.08 shall be taken into consideration in determining the value of a Participant's Separate Account.

8.  Effective as of January 1, 2006, the first sentence of Section 18.05 of the Plan is amended to provide as follows:

If a Participant fails to make or cause to be made, any payment required under the terms of the loan by the last day of the calendar quarter following the calendar quarter in which the required installment payment was due, the Plan Administrator may direct the Trustee to declare the loan to be in default, and the entire unpaid balance of such loan, together with accrued interest, shall be immediately due and payable.

9.	Effective as of January 20, 2006, a new Section 28.06 is added to the Plan to provide as follows:

28.06  Extension of Coverage to Certain Georgia Employees

Effective beginning January 20, 2006 and as more specifically hereinafter provided, the proviso to paragraph (a) of Section 1.12 shall not apply to and coverage under the Plan shall be extended to a person who on or after January 20, 2006 is an Employee and who or before January 20, 2006 was in the bargaining unit described in National Labor Relations Board Case 10-RD-01448 (a "Decertified Employee"): Effective for payroll periods commencing after January 20, 2006, a Decertified Employee who on or after January 20, 2006 would be an Eligible Employee but for the proviso to paragraph (a) of Section 1.12 may elect to become a Participant and to have Salary Deferral Contributions made to the Plan on his behalf by his Employer as provided under Article XII.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 11 to the Alltel Corporation 401(k) Plan (January 1, 2001 Restatement) to be executed on this 13th day of June, 2006.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
Title: President and Chief Executive Officer